Exhibit 99.1

             Pro-Pharmaceuticals Reports Third Quarter 2006 Results


    NEWTON, Mass.--(BUSINESS WIRE)--Nov. 13, 2006--Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel carbohydrate therapeutic compounds, today reported its financial results for the three and nine months ended
September 30, 2006.

    For the third quarter of 2006, the Company reported net income of $720,000, or $0.03 per share basic and $0.02 per share fully diluted, compared with a net loss of $1,680,000, or ($0.06) per share (basic and fully diluted), for the same period in 2005. The principal reasons for net income were $2,613,000 of non-cash net income related to fair value accounting and interest expense associated with the Company's convertible debenture.

    For the first nine months of 2006, the Company reported a net loss of $7,773,000 or ($0.28) per share (basic and fully diluted), compared with a net loss of $4,795,000, or ($0.18) per share (basic & fully diluted), for the same period in 2005. The principal reasons for the increase in net loss were $2,127,000 of non-cash charges related to fair value accounting and interest expense associated with the Company's convertible debenture and increased general and administrative expenses.

    At September 30, 2006, the Company had cash, cash equivalents and a certificate of deposit of $8,125,000. The Company made its November convertible debenture monthly payment of principal and interest in cash and plans to make its December payment in cash. The Company believes it has sufficient cash to fund operations through at least June 2007.

    "We continued to make progress in the clinic with our lead product candidate DAVANAT(R)," said David Platt, Ph.D., Chief Executive Officer, Pro-Pharmaceuticals. "The pharmacokinetic results from our Phase I clinical trial for end-stage patients with all solid tumors show 5-Fluorouracil (5-FU), in combination with DAVANAT(R), remains significantly longer in the bloodstream, potentially increasing 5-FU's efficacy without increasing its toxicity. It may also explain why 54% of these end-stage cancer patients, who had measurable disease, were stabilized from 2 to 13 months.

    "In addition, the results from our Phase II colorectal cancer trial for end-stage patients led us to initiate a Phase II trial to evaluate DAVANAT(R) with AVASTIN(R), 5-FU and leucovorin as a first line treatment for locally advanced, unresectable or metastatic colorectal cancer in patients unable to tolerate intensive chemotherapy. We also initiated a Phase II biliary cancer trial to evaluate DAVANAT(R) with 5-FU as a first-line treatment to improve patient outcomes in this rare but deadly disease. The biliary cancer trial may represent an opportunity for orphan drug status approval. Our two Phase II trials are actively recruiting patients."

    Additional information on the two Phase II clinical trials can be found at www.clinicaltrials.gov website, key word: DAVANAT.

    Research and development expense for the third quarter 2006 was $863,000, compared with $859,000 for the same period in 2005. Research and development expense for the nine months ended September 30, 2006 was $2,315,000 compared with $2,292,000 for the same period in 2005.

    General and administrative expense for the third quarter 2006 increased 26% to $1,066,000 compared with $846,000 for the same period in 2005. The increase in G&A expense is due principally to the implementation of SFAS 123R under which the Company now expenses the fair value of employee stock options and expenses associated with the convertible debenture. General and administrative expense for the nine months ended September 30, 2006 increased 32% to $3,437,000 compared with $2,594,000 for the same period in 2005. The increase consists primarily of legal expense, the effect of expensing stock options under the fair value method, and expenses associated with the Company's convertible debenture.

    About DAVANAT(R)

    DAVANAT(R), the Company's lead product candidate, is a proprietary polysaccharide polymer comprised of mannose and galactose carbohydrates in a CARBOSOME(TM) formation that enables the targeted delivery of chemotherapy drugs to protein receptors (lectins) on cancer cells.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage company engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases, and viral infections. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with its lead product candidate, DAVANAT(R), in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin and bevacizumab (AVASTIN(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and biopharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a trademark of Genentech, Inc.



    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com